Exhibit 99.1

News Release

Berry Petroleum Company	Phone (303) 999-4000
1999 Broadway, Suite 3700	E-mail : ir@bry.com
Denver, Colorado 80202	Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO – David D. Wolf, Executive Vice President and CFO

BERRY PETROLEUM COMPANY NAMES STEPHEN J. HADDEN AND

MICHAEL S. REDDIN TO BOARD OF DIRECTORS

Denver, Colorado – Berry Petroleum Company (NYSE:BRY) announced that Stephen J. Hadden and Michael S. Reddin have been elected to the Board of Directors, effective February 10, 2011.

Martin H. Young Jr., chairman of the board, said, “We are delighted that Steve Hadden and Mike Reddin are joining Berry’s Board at this time.  Both Steve and Mike bring deep technical knowledge and experience which will strengthen our already strong board.  Their advice and input will be invaluable as we continue our growth activities in all of the development facets of the Company.”

Mr. Robert F. Heinemann, president and chief executive officer of Berry, stated, “Both Steve and Mike have broad experience in all technical aspects of oil and gas development and exploration activity, particularly in Texas and California where many of Berry’s properties are located.  Their willingness to be part of the board continues to move Berry forward in its growth strategy.”

Mr. Hadden has over 30 years experience in the oil and gas industry, having served in various management roles for Texaco and Chevron Texaco.  More recently, Mr. Hadden was Executive Vice President of Worldwide Exploration and Production for Oklahoma City-based Devon Energy Corporation.  He has served on numerous oil and gas industry and charitable boards.  Mr. Hadden holds a B.S. degree in chemical engineering from Pennsylvania State University.

Mr. Reddin is currently president and chief executive officer of Davis Petroleum Corporation, headquartered in Houston, Texas.  Prior to that, he was president and chief executive officer of Kerogen Resources, Inc.  Mr. Reddin has been employed in the oil and gas industry since the early 1980s, and has held leadership positions with BP America, Inc., Vastar Resources, Inc. and ARCO Oil & Gas Company.  Mr. Reddin graduated from Texas A&M University with a B.S. degree in mechanical engineering.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Denver, Colorado.  Visit www.bry.com for more information.